Exhibit 99.1

On May 22, 2013, United Bancshares, Inc. issued the following release:

United Bancshares, Inc. Announces Dividend

Dividend will be payable June 24, 2013

Columbus Grove, Ohio, May 22, 2013 – United Bancshares, Inc. (NASDAQ: UBOH) announced today that its Board of Directors approved a cash dividend of $0.05 per common share payable June 24, 2013 to shareholders of record at the close of business on June 7, 2013.

United Bancshares, Inc. is a locally owned and operated holding company of The Union Bank Company, which serves Allen, Hancock, Putnam, Sandusky, Van Wert and Wood Counties in Ohio, with office locations in Bowling Green, Columbus Grove, Delphos, Findlay, Gibsonburg, Kalida, Leipsic, Lima, Ottawa, and Pemberville, Ohio.

United Bancshares, Inc. has approximately 3,446,746 common shares outstanding.

Contact:

Brian D. Young

President and CEO

United Bancshares, Inc.

100 South High Street

Columbus Grove, Ohio  45830

(419) 659-2141

Email: info@theubank.com